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                                                                       EXHIBIT 5

                                  JULY 7, 1999

Boeing Capital Corp.
4060 Lakewood Blvd., 6th Floor
Long Beach, CA 90808-1700

    Re:  Boeing Capital Corporation
       Registration Statement on Form S-3

Ladies and Gentlemen:

    We refer to the Registration Statement on Form S-3 (the "Registration Statement"), in the form being filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, relating to the shelf registration of $2,500,000,000 principal amount of debt securities (the "Notes") of Boeing Capital Corporation (the "Company"). The Notes are to be issued under either (i) an indenture between the Company and Bankers Trust Company ("Bankers Trust"), as trustee, with respect to senior notes in the form filed as Exhibit 4(a) to the Registration Statement, or (ii) an indenture between the Company and Bankers Trust, as trustee, with respect to subordinated notes in the form filed as Exhibit 4(b) to the Registration Statement (collectively, the "Indentures"). The Notes are to be issued substantially in the forms filed as exhibits to the Registration Statement (with maturities, interest rates and other terms of the Notes appropriately filled in). The Notes are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (the "Prospectus Supplements").

    We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Notes and have examined such records, documents and instruments as we have considered relevant and necessary as a basis for this opinion. Based on such examination, we are of the opinion that when the issuance of the Notes has bee duly authorized by appropriate corporate action and the Notes have been duly completed, executed, authenticated and delivered in accordance with the Indentures and sold as described in the Registration Statement, any amendment thereto, the Prospectus and, any Prospectus Supplement, relating thereto, the Notes will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indentures.

    Our opinion that the Notes are legal, valid, and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally; and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. In addition, we express no opinion with respect to Section 515 of each Indenture.

    We express no opinion as to matters of law in jurisdictions other than the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                               Very Truly Yours,

                                               /S/ SIDLEY & AUSTIN